Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-68531, 333-163314, 333-163315, 333-12221, 333-85110, 333-85112, 333-121057, 333-140250, and 333-148374 on Form S-8 of our reports dated February 18, 2016, relating to the 2015 consolidated financial statements of The Boston Beer Company, Inc., and the effectiveness of The Boston Beer Company, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of The Boston Beer Company, Inc. for the year ended December 26, 2015.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 18, 2016